Premier Bancshares, Inc. Completes Acquisition of
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                           Citizens Gwinnett Bankshares, Inc.
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     ATLANTA, Dec. 11 /PRNewswire/ -- Premier Bancshares, Inc. (Amex: PMB)
reported that its acquisition of Citizens Gwinnett Bankshares will be complete on December 12, 1997. Each share of Citizens Gwinnett Bankshares common stock will be exchanged for 8 shares of Premier Bancshares common stock. The value of the transaction, based on the closing price of Premier Bancshares common stock on December 11, 1997, is $44,178,919.
     Premier Bancshares, Inc., is a bank and thrift holding company with five subsidiaries operating 33 offices icluding: Premier Bank, with ten offices in north metro Atlanta; Central and Southern Bank of Georgia, with three offices in Milledgeville, Georgia; Central and Southern Bank of North Georgia, FSB, with three offices in Gainesville, Greensboro, and Winder, Georgia; Citizens Bank of Gwinnett with four offices in the north Atlanta suburban Gwinnett County; and Premier Lending Corporation, a provider of residential mortgage loans and asset-based commercial finance loans, with ten offices in the greater metro Atlanta area and three regional satellite offices in Mobile, Alabama, Jacksonville, Florida, and Charleston, South Carolina.
     Darrell D. Pittard, Chairman and Chief Executive Officer of Premier Bancshares, said, "The Citizens Bank of Gwinnett subsidiary will merge into our Atlanta-based Premier Bank during the spring of 1998, as will Winder and Gainesville offices of Central and Southern Bank of North Georgia, FSB in January of 1998."
     Last week Premier Bancshares announced that it had executed a definitive agreement to acquire The Bank Holding Company, a privately held two bank holding company headquartered in McDonough, Georgia. This transaction is expected to close in the second quarter of 1998.

SOURCE  Premier Bancshares, Inc.

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     CONTACT: Michael E. Ricketson, Executive Vice President and Chief
Financial Officer of Premier Bancshares, 404-814-3090